Exhibit 4.1
                                 EXECUTION COPY


          AMENDMENT NO. 1, dated as of July 22, 1997, to the LOAN AGREEMENT, dated as of November 20, 1995 (the "Loan Agreement"), among COCA-COLA BOTTLING CO. CONSOLIDATED, a corporation duly organized and validly existing under the laws of the State of Delaware (the "Company"); the financial institutions named therein as lenders (the "Banks"); and LTCB TRUST COMPANY, a trust company organized under the laws of the State of New York, as agent on behalf of the Banks (in such capacity, the "Agent").

          WHEREAS, pursuant to the Loan Agreement, the Banks have made loans to the Borrower in an aggregate principal amount of $170,000,000;

          WHEREAS, the Company has requested that the Banks agree to extend the maturity of said loans; and

          WHEREAS, the Banks are willing to extend such maturity on the terms and conditions set forth in this Amendment No. 1;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

          SECTION 1. Certain Defined Terms. Except as otherwise expressly provided in this Amendment No. 1, capitalized terms defined in the Loan Agreement and used herein shall have their respective defined meanings when used herein.

          SECTION 2. Amendments. Effective upon the Amendment No. 1 Effective Date (as defined in Section 3 of this Amendment No. 1), the Loan Agreement is hereby amended as follows:

          1. In Section 1.01 of the Loan Agreement, the definition of the term "Indebtedness" shall be amended to add to the end of clause (a) thereof but before the semicolon the following phrase:

          , except that indebtedness and obligations of the Company or any Subsidiary of the type described in this clause (a), to the extent held by the Company or another Subsidiary, shall not be included in the definition of "Indebtedness" for any purpose of this Agreement other than Sections 7.11 and 8.07 hereof

          2. In Section 1.01 of the Loan Agreement, the definition of the term "Interim Maturity Date" shall be amended to read in its entirety as follows:

               "Interim Maturity Date" shall mean July 22, 2004; provided that if such date is not a Business Day, the Interim Maturity Date shall be the next succeeding Business Day, unless such next succeeding Business Day falls in a subsequent

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          calendar month, in which case the Interim Maturity Date shall be the next preceding Business Day.

          3. In Section 1.01 of the Loan Agreement, the definition of the term "Loan Documents" shall be amended to read in its entirety as follows:

               "Loan Documents" shall mean this Agreement (including, without limitation, Amendment No. 1 hereto), the Notes, the fee letter dated November 20, 1995 between the Agent and the Company, and the Letter of Authorization dated April 11, 1997 between the Agent and the Company.

          4. In Section 1.01 of the Loan Agreement, the definition of the term "Maturity Date" shall be amended to read in its entirety as follows:

               "Maturity Date" shall mean July 22, 2005; provided that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day, unless such next succeeding Business Day falls in a subsequent calendar month, in which case the Maturity Date shall be the next preceding Business Day.

          5. In Section 1.01 of the Loan Agreement, the definition of "Voting Shares" shall be amended to read in its entirety as follows:

               "Voting Shares" shall mean (a) with respect to a corporation, Capital Stock of the class or classes having general voting power under ordinary circumstances for the election of the board of directors, managers or trustees or similar governing body thereof (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); (b) with respect to a limited partnership or a general partnership, the interest of each general partner therein; (c) with respect to a limited liability company, such membership interests as are empowered either to vote with respect to the management of such limited liability company or to elect or appoint the manager of the limited liability company; and (d) with respect to any other type of entity, such voting interests therein as may be comparable to the Capital Stock of a corporation of the class or classes described in clause (a) of this definition (irrespective of whether at the time interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          6. In Section 7.02 of the Loan Agreement, each reference to "January 2, 1995" shall be amended to read "December 29, 1996", and each reference to "July 2, 1995" shall be amended to read "March 30, 1997".

          7. Section 7.01 of the Loan Agreement shall be amended to read in its entirety as follows:


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               7.01 Existence. Each of the Company and each of its Subsidiaries:
          (a) if it is a corporation, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and if it is any other type of entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it has been established; (b) has all requisite power and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted; and (c) if it is (1) a limited partnership or a general partnership, either it or its general partner or general partners (as required by the law of each applicable jurisdiction) is qualified to do business in all jurisdictions in which the nature of the business conducted by the Company or such Subsidiary, as the case may be, makes such qualification necessary, and (2) any other type of business entity (including, without limitation, a corporation or a limited liability company), it is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary. The Company is qualified to do business in Virginia, Tennessee, North Carolina and South Carolina, and each of the Subsidiaries listed in Schedule 1 is qualified to do business in the states indicated for such Subsidiary in Schedule 1.

          8. Sections 7.03, 7.08, 7.10, 7.15, 7.18 and 7.19 of the Loan
Agreement are hereby replaced in their entirety as follows:

               7.03 Litigation. Except as disclosed in Schedule 2 hereto, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the best knowledge of the Company) threatened against the Company or any Subsidiary that could reasonably be expected to have a material adverse effect on the consolidated financial condition, business or results of operations taken as a whole, of the Company and its consolidated Subsidiaries or on the Company's ability to perform its obligations hereunder and under the Notes.

               7.08 ERISA. Each of the Company and the ERISA Affiliates has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, has paid, or, in accordance with ERISA and the Code, has accrued a liability for, all contributions requested on behalf of each Multiemployer Plan, is in compliance in all substantial respects with all applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC in excess of $25,000, except for premiums due, or any Plan or Multiemployer Plan except for claims for benefits or requirements for contributions, in either case made in accordance with the terms of such Plan or Multi-Employer Plan. Except as disclosed in Schedule 3 hereto, there are no disputes relating to ERISA or employee benefits or relations to which the Company or any of its Restricted Subsidiaries is a party and which if adversely determined would subject the Company or any of its Restricted Subsidiaries to any material liability.


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               7.10 Ownership. 29.67% of the shares of the Common Stock of the
          Company issued and outstanding as of the date hereof are owned, both beneficially and of record and free and clear of all Mortgages, directly by The Coca-Cola Company. All such shares of Common Stock have been legally and validly issued and are fully paid and non-assessable. Except as disclosed in Schedule 4 hereto, there are no outstanding options, warrants, rights, agreements, contracts, calls, commitments or demands of any character obligating or entitling either the Company or The Coca-Cola Company to sell, issue, redeem or repurchase any Capital Stock of the Company.

               7.15 Voting Agreement. Based upon information furnished to the Company by the parties to the Voting Agreement (as defined below in this Section 7.15), pursuant to the terms of a voting agreement among The Coca-Cola Company, J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, in his capacity as co-trustee of certain trusts holding shares of the Company's Class B Common Stock, dated January 27, 1989 (the "Voting Agreement"), The Coca-Cola Company granted an irrevocable proxy with respect to any shares of Class B Common Stock or Common Stock owned by The Coca-Cola Company and any shares of Common Stock into which shares of Class B Common Stock are converted or exchanged to J. Frank Harrison, III, for life, and thereafter to J. Frank Harrison, Jr. Schedule 4 hereto contains a true and complete (in all material respects) description of the Voting Agreement.

               7.18 Bottle Contracts and Allied Bottle Contracts. The agreements identified in Schedule 5 are all of the material Bottle Contracts and Allied Bottle Contracts to which the Company or any Restricted Subsidiary is a party as of the date hereof. Each Bottle Contract and Allied Bottle Contract is in full force and effect and the Company and each of its Restricted Subsidiaries are in substantial compliance with the terms and conditions applicable to them contained in such Bottle Contracts and Allied Bottle Contracts.

               7.19 Debt Instruments. The agreements identified in Schedule 6 are all of the agreements, bonds, debentures, notes and other instruments evidencing Debt in an original principal amount of greater than or equal to $5,000,000 of the Company or any of its Restricted Subsidiaries and in respect of which any of them is obligated, directly or contingently, as of the date hereof. Each of the Company and each of its Subsidiaries is in full compliance with the terms and conditions applicable to them contained in each such agreement, bond, debenture, note or other instrument.

          9. In Section 8.01(a) of the Loan Agreement, the words "the chief financial officer of the Company" shall be amended to read "the chief financial officer or (if authorized by the Company for such function) the vice president/treasurer of the Company".

          10. In Section 8.01(c) of the Loan Agreement, the words "the chief financial officer of the Company" shall be amended to read "the chief financial officer or (if authorized by the Company for such function) the vice president/treasurer of the Company".


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          11. The heading of Section 8.02 of the Loan Agreement shall be changed to read "Legal Existence, Etc.", and in clause (a) of said Section, the words "its corporate existence" shall be amended to read "its legal existence as a corporation, general partnership, limited partnership or limited liability company, as the case may be for the Company or such Subsidiary,".

          12. The proviso to the first sentence of Section 11.06(b) of the Loan Agreement shall be amended to read in its entirety as follows:

          provided that any assignment of less than the full Commitment, Loans or Notes held by a Bank, if made to a Person that was not a Bank (or an affiliate of a Bank) immediately prior to such assignment, shall be in an aggregate principal amount of not less than $10,000,000.

          13. Schedules 1, 2, 3, 4, 5 and 6 to the Loan Agreement are hereby replaced by Schedules 1, 2, 3, 4, 5, and 6, respectively, to this Amendment No. 1.

          14. Each reference in the Loan Agreement to "this Agreement" and the words "hereof", "herein", "hereto" and the like shall be deemed to refer to the Loan Agreement as amended by this Amendment No. 1, but references to "the date hereof" and "the date of this Agreement" shall continue to refer to the date of the Loan Agreement (being November 20, 1995), except that in the definition of "Common Stock" in Section 1.01, and in Sections 7.10, 7.18 and 7.19 of the Loan Agreement, references to "the date hereof" shall refer to the date of this Amendment No. 1, and in the definition of "Restricted Subsidiary" in Section 1.01, the last reference to "the date hereof" shall refer to the date of this Amendment No. 1.

          SECTION 3. Conditions Precedent. The effectiveness of the amendments set forth in Section 2 of this Amendment No. 1 is subject to the fulfillment of the following conditions precedent to the satisfaction of the Agent Bank (the date on which all of the foregoing conditions are so fulfilled being called the "Amendment No. 1 Effective Date"):

          A. The Agent Bank shall have received each of the following documents, each of which shall be satisfactory to the Agent in form and substance, and (except for the New Notes, as defined below) shall be accompanied by sufficient copies for the Agent and each Bank.

          1. Counterparts of this Agreement which, when taken together, bear the signatures of the Company, the Agent and all of the Banks.

          2. New Notes in substantially the form of Exhibit A to this Amendment No. 1, duly executed and delivered by the Company to the order of each Bank and otherwise appropriately completed (said Notes being referred to in this Amendment No. 1 as the "New Notes").

          3. An Officers' Certificate (which shall include the signature thereon of the Secretary of the Company), dated the Amendment No. 1 Effective Date, containing certified copies of the certificate of incorporation and bylaws and all other organizing documents of the Company and all corporate action taken by the Company approving this

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     Amendment No. 1, the Loan Agreement as amended hereby and the New
     Notes and the performance of its obligations hereunder and thereunder (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of the Company adopted in respect of the transactions contemplated hereby and thereby and any shareholder action taken in respect thereof). The foregoing corporate documents and/or corporate action shall include evidence of the authority of the vice president/treasurer of the Company to issue the certificates contemplated by Sections 8.01(a) and 8.01(c) of the Loan Agreement as amended hereby.

          4. Good standing certificates for the Company from the States of Delaware, Tennessee, Virginia, North Carolina and South Carolina and good standing certificates for each of the Subsidiaries listed in Schedule 1 to the Loan Agreement from the states of their respective incorporation and from each state in which such Subsidiary is doing business, as set forth in said Schedule 1.

          5. An Officers' Certificate (which shall include the signature thereon of the Secretary of the Company), dated the Amendment No. 1 Effective Date, in respect of each of the officers who is authorized to sign this Amendment No. 1 and the New Notes on its behalf.

          6. An Officers' Certificate to the effect set forth in Section 3(B) hereof.

          7. An opinion of Witt, Gaither & Whitaker, special counsel to the Company, substantially in the form of Exhibit B hereto.

          8. Evidence of the payment to the Agent of all fees described in the Letter of Authorization dated April 11, 1997 between the Agent and the Company.

          9. An Officers' Certificate stating that the Senior Debt Rating of the Company by Moody's is at least Baa3 and by S&P is at least BBB-.

          10. Such other opinions and other documents as the Agent or any Bank may reasonably request.

          B. On and as of the Amendment No. 1 Effective Date, and both before and after giving effect to the amendments provided for in Section 2 hereof, as of the date of the Loans to be made as part of such borrowing and after giving effect thereto: (a) no Default or Rating Decline shall have occurred and be continuing; and (b) the representations and warranties made by the Company in the Agreement as remade pursuant in Section 4 of this Amendment No.
1 shall be true and correct in all material respects.

          SECTION 4. Representations and Warranties. The Borrower hereby remakes, on and as of the Amendment No. 1 Effective Date, both before and after giving effect to each of the amendments provided for in this Amendment No. 1, each of the representations and warranties of the Borrower in the Loan Agreement as amended hereby and in each other document referred to herein or therein.

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          SECTION 5. Miscellaneous.

          1. Acknowledgment of Principal Amount of Debt. The Company hereby acknowledges that the Banks have made Loans to it under the Loan Agreement in the aggregate principal amount of $170,000,000, all of which aggregate principal amount is outstanding and unpaid on the date hereof.

          2. Governing Law. This Amendment No. 1 and the Loan Agreement as amended hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

          3. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may executed this Amendment No. 1 by signing any such counterpart.

          4. Full Force and Effect. Except as expressly provided in Section 2 of this Amendment No. 1, the Loan Agreement shall remain unmodified and in full force and effect.

          5. Expenses. Without limiting the obligations of the Company under the Loan Agreement, the Company agrees to pay and to reimburse the Agent for paying, forthwith upon any request therefor by the Agent, all fees and disbursements of special counsel to the Agent in connection with the preparation, execution, delivery and administration of this Amendment No. 1, the Loan Agreement as amended hereby and each of the other documents contemplated hereby and thereby (including, without limitation, all drafts of documents, whether or not utilized) and the consummation of the transactions contemplated hereby and thereby.

          6. New Notes. The Company acknowledges and agrees that the New Notes are "Notes" as defined in the Loan Agreement as amended hereby, and are subject to all the benefits thereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the day and year first above written.

                              COCA-COLA BOTTLING CO. CONSOLIDATED


                              By   /s/ William B. Elmore
                                 Title: Vice President & Treasurer


                              LTCB TRUST COMPANY, as Agent


                              By   /s/ John A. Krob
                                   Title: Senior Vice President


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                              LTCB TRUST COMPANY, as lender


                              By   /s/ John A. Krob
                                  Title:  Senior Vice President

                              SUNTRUST BANK, as lender


                              By   /s/ Charles J. Johnson
                                  Title: Vice President


                              By   /s/ Donald M. Lynch
                                  Title: Group Vice President

                              THE SAKURA BANK, LIMITED, as lender



                              By   /s/ Toshihiko Ogata
                                   Title: Joint General Manager

                              DEUTSCHE GENOSSENSCHAFTSBANK, as  lender



                              By   /s/ William J. Bartlett
                                   Title: Assistant Vice President



                              By   /s/ Bobby Ryan Oliver, Jr.
                                   Title: Assistant Vice President


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                              CREDIT LYONNAIS CAYMAN ISLANDS
                              BRANCH, as lender



                              By   /s/ David M. Cause
                                   Title: First Vice President

                              SOCIETE GENERALE, as lender



                              By   /s/ Richard M. Lewis
                                   Title: Vice President

                              THE CHIBA BANK, LTD., as lender



                              By   /s/ Masamichi Abe
                                   Title: General Manager

                              THE INDUSTRIAL BANK OF JAPAN, LIMITED,
                              ATLANTA AGENCY, as lender



                              By   /s/ Kazuo Iida
                                   Title: General Manager